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                                                                    EXHIBIT 12.2


                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

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
                                                                                                    Fiscal Year
                                                                                 -----------------------------------------------
                                                                                    1997      1996      1995      1994      1993
                                                                                 ---------  --------  --------  --------  ------
Income (loss) from continuing operations before income taxes...................    $  83     $  (8)    $ (75)    $ (16)    $ (65)
Add (deduct)
   Fixed charges...............................................................      378       285       206       184       157
   Capitalized interest........................................................       (1)       (3)       (5)      (10)       (8)
   Amortization of capitalized interest........................................        5         7         6         8         5
   Net losses related to certain 50% or less owned affiliate...................       (1)        1         2         5        22
   Minority interest in consolidated affiliates................................       32         6         2         1         1
                                                                                 ---------  --------  --------  --------  ------
Adjusted earnings..............................................................    $ 496     $ 288     $ 136     $ 172     $ 112
                                                                                 =========  ========  ========  ========  ======
Fixed charges:
   Interest on indebtedness and amortization of deferred financing costs.......    $ 302     $ 239     $ 178     $ 165     $ 147
   Dividends on Convertible Preferred Securities of Subsidiary Trust...........       37         3        --        --        --
   Portion of rents representative of the interest factor......................       39        33        17        11         2
   Debt service guarantee interest expense of unconsolidated affiliates........       --        10        11         8         8
                                                                                 ---------  --------  --------  --------  ------
Total fixed charges............................................................    $ 378     $ 285     $ 206     $ 184     $ 157
                                                                                 =========  ========  ========  ========  ======

Ratio of earnings to combined fixed charges and preferred stock dividends......      1.31x    1.01x       --        --        --
                                                                                 =========  ========  ========  ========  ======
Deficiency of earnings to combined fixed charges and preferred stock dividends.       --        --     $  70     $  12     $  45
                                                                                 =========  ========  ========  ========  ======
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